MALIZIA SPIDI & FISCH, PC
                                ATTORNEYS AT LAW

1100 NEW YORK AVENUE, N.W.                                      637 KENNARD ROAD
SUITE 340 WEST                                 STATE COLLEGE, PENNSYLVANIA 16801
WASHINGTON, D.C.  20005                                           (814) 466-6625
(202) 434-4660                                         FACSIMILE: (814) 466-6703
FACSIMILE: (202) 434-4661

December 16, 2003

Board of Directors
Osage Federal Savings and Loan Association
239 East Main
Pawhuska, OK 74056


Dear Board Members:

         In accordance with your request, set forth herein is the opinion of this firm regarding the material federal income tax consequences of the proposed reorganization of Osage Federal Savings and Loan Association (the "Association") from a federally chartered mutual savings association into the mutual holding company form, the formation of the Association as the stock savings association successor to its mutual form (the "Reorganization") pursuant to the Plan of Mutual Holding Company Reorganization and Stock Issuance adopted by the Board of Directors of the Association (the "Plan of Reorganization"), and the proposed sale of Osage Federal Financial, Inc.'s (the "Stock Holding Company") common stock pursuant to the Plan of Reorganization. The Reorganization and its component and related transactions are described in the Plan of Reorganization. As used in this letter, "Mutual Association" refers to the Association before the Reorganization and "Stock Association" refers to the Association after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Reorganization.

         In connection with the opinion expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Reorganization, the Prospectus, and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have assumed that the parties to the Reorganization will act in accordance with the Plan of Reorganization. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinion expressed below.

                               STATEMENT OF FACTS
                               ------------------

         The Reorganization will be effected, pursuant to the Plan of Reorganization, as follows: (i) Mutual Association will organize an interim federal stock savings association as its wholly-owned subsidiary ("Interim One") and (ii) Interim One will organize an interim federal stock savings association as its wholly-owned subsidiary ("Interim Two") and the Stock Holding Company. The following transactions will then occur simultaneously: (iii) Mutual Association will exchange its charter for a federal stock savings association charter and thereby become Stock Association (the "Conversion"); (iv) Interim One will cancel its outstanding stock and exchange its charter for a


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MALIZIA SPIDI & FISCH, PC


Board of Directors
December 16, 2003
Page 2


federal mutual holding company charter and thereby become the "Mutual Holding Company;" (v) Interim Two will merge with and into Stock Association with Stock Association being the surviving institution and (vi) the initially issued shares of common stock of Stock Association (which will be constructively received by former Mutual Association members when Mutual Association becomes Stock Association pursuant to step (iii)) will be issued to the Mutual Holding Company in exchange for membership interests in the Mutual Holding Company (the "Exchange"). As a result of these transactions, (a) Stock Association will be a wholly-owned subsidiary of the Mutual Holding Company and (b) the former members of Mutual Association will own membership interests in the Mutual Holding Company. The Mutual Holding Company will then contribute 100% of Stock Association's common stock to the Stock Holding Company.

         Simultaneously with the Reorganization, the Stock Holding Company will offer to sell shares of its common stock pursuant to the Plan of Reorganization (the "Company Stock") with priority subscription rights granted in descending order to certain members in Mutual Association, to certain employee stock benefit plans of Mutual Association, to other members of Mutual Association, and to certain members of the general public.

         Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law -

         (a) With regard to the Conversion:

         (1) the Conversion will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Association (in either its status as Mutual Association or Stock Association) will recognize no gain or loss as a result of the Conversion;

         (2) The basis of each asset of Mutual Association held by Stock Association immediately after the Conversion will be the same as Mutual Association's basis for such asset immediately prior to the Conversion;

         (3) the holding period of each asset of Mutual Association held by Stock Association immediately after the Conversion will include the period during which such asset was held by Mutual Association prior to the Conversion;

         (4) for purposes of Code section 381(b), Stock Association will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Association will not end on the effective date of the Conversion and the tax attributes of Mutual Association (subject to application of Code sections 381, 382 and 384), including Mutual Association's bad debt reserves

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MALIZIA SPIDI & FISCH, PC


Board of Directors
December 16, 2003
Page 3


and earnings and profits, will be taken into account by Stock Association as if the Conversion had not occurred;

         (5) Mutual Association's members will recognize no gain or loss upon their constructive receipt of shares of Stock Association common stock, pursuant to the Conversion, solely in exchange for their interest (i.e., liquidation and voting rights) in Mutual Association; and

         (6) no gain or loss will be recognized by members of Mutual Association upon the issuance to them of deposits in Stock Association in the same dollar amount and upon the same terms as their deposits in Mutual Association.

         (b) With regard to the Exchange:

         (7) the Exchange will qualify as an exchange of property for stock under Code section 351;

         (8) the initial shareholders of Stock Association (the former Mutual Association members) will recognize no gain or loss upon the constructive transfer to the Mutual Holding Company of the shares of Stock Association common stock they constructively received in the Conversion in exchange for mutual interests (i.e., liquidation and voting rights) in the Mutual Holding Company; and

         (9) the Mutual Holding Company will recognize no gain or loss upon its receipt from the shareholders of Stock Association of shares of Stock Association common stock in exchange for interests in the Mutual Holding Company.

         (c) With regard to the Mutual Holding Company's transfer of 100% of the common stock of Stock Association to Stock Holding Company:

         (10) the Stock Holding Company will recognize no gain or loss upon its receipt of 100% of the common stock of Stock Association from the Mutual Holding Company; and

         (11) the Mutual Holding Company will recognize no gain or loss upon its transfer of 100% of the common stock of Stock Association to the Stock Holding Company.

         (d) With regard to the Offering:

         (12) the Stock Holding Company will recognize no gain or loss upon its receipt of money in exchange for shares of Company Stock (Code Section 1032(a)).

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MALIZIA SPIDI & FISCH, PC


Board of Directors
December 16, 2003
Page 4


         (13) It is more likely than not that the fair market value of the subscription rights to purchase Company Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Company Stock. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and other members on the distribution to them of nontransferable subscription rights to purchase shares of Company Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Code Section 356(a)). Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

         Our opinion under paragraph 13 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraph 13 is based on the conclusion that the subscription rights to purchase shares of Company Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Company Stock at the same price to be paid by members of the general public in any Community Offering. We note that we are not aware of the Internal Revenue Service claiming in any similar transaction that subscription rights have any market value. In that there are no judicial opinions or official Internal Revenue Service positions on this issue, however, our opinion related to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. Our conclusion is supported by a letter from Finpro, Inc., which states that the subscription rights do not have any value when they are distributed or exercised. If the Internal Revenue Service disagrees with this valuation of subscription rights and determines that such subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and the Stock Holding Company could recognize gain on the distribution of these rights. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Company Stock have no value.

                                SCOPE OF OPINION
                                ----------------

         Our opinion is limited to the material federal income tax matters of the transaction proposed as it relates to the Stock Holding Company, the Association and the recipients of subscription rights to purchase the Company Stock as described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof,

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MALIZIA SPIDI & FISCH, PC


Board of Directors
December 16, 2003
Page 5


our opinion could be affected thereby. Moreover, our opinion is based on the Code, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                 USE OF OPINION
                                 --------------

         This opinion is given solely for the benefit of the parties to the Plan of Reorganization, the shareholders of Stock Association, Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and other investors who purchase pursuant to the Plan of Reorganization, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

                                     CONSENT
                                     -------

         We consent to the filing of this opinion as an exhibit to (a) Registration Statement on Form SB-2 to be filed with the SEC, (b) Forms MHC-1 and MHC-2 to be filed with the Office of Thrift Supervision, and (c) the Stock Holding Company's Application on Form H(e)-1 and to the references to this firm in the Stock Holding Company's Prospectus related to the common stock offering described in the Plan of Reorganization.

                                                Very truly yours,


                                                /s/MALIZIA SPIDI & FISCH, PC
                                                --------------------------------
                                                MALIZIA SPIDI & FISCH, PC